Exhibit 99.1

RELEASE DATE: October 12, 2004

FASTENAL COMPANY REPORTS THIRD QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the nine months and the quarter ended September 30, 2004. Dollar amounts are in thousands.

Net sales for the nine-month period ended September 30, 2004 totaled $920,027, an increase of 23.8% over net sales of $743,285 in the first nine months of 2003. Net earnings increased from $64,230 in the first nine months of 2003 to $97,720 in the first nine months of 2004, an increase of 52.1%. Earnings per share increased from $.85 to $1.29 for the comparable periods.

Net sales for the three-month period ended September 30, 2004 totaled $325,678, an increase of 26.1% over net sales of $258,330 in the third quarter of 2003. Net earnings increased from $23,262 in the third quarter of 2003 to $34,741 in the third quarter of 2004, an increase of 49.3%. Earnings per share increased from $.31 to $.46 for the comparable periods.

During the first nine months of 2004, Fastenal opened 189 new store sites. The 189 new sites represent an increase of 14.4% since December 31, 2003. There were 5,464 site employees as of September 30, 2004, an increase of 14.3% from December 31, 2003 and 16.2% from September 30, 2003.

Management’s comments on 2004:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001, 2002, 2003, and the first nine months of 2004, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%	11.0%	11.4%	10.8%	13.9%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%

The twelve months of 2001, 2002, 2003, and the first nine months of 2004, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%	8.2%	8.8%	8.4%	13.7%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management has included the first table above because we believe it provides a consistent presentation of the growth rates of the organic store-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001, which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001.

During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July 2003 to September 2004 time frame represents initial stabilization and then continued improvement in the growth rates. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to September 2004 improvement reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the CSP initiative (as discussed below). See also the impact of price increases included in the gross profit discussion below.

Gross profit margins in the first nine months of 2004 and 2003 were 50.4% and 49.3%, respectively. The largest impact to Fastenal’s gross profit margin relates to the impact of rising steel prices. As a reseller of industrial products, primarily steel-based industrial products, Fastenal has been forced to increase its selling prices. These increases resulted in approximately 2.5% of additional sales dollars in the first nine months of 2004. To date, the increases relate primarily to CSP (defined below) products, to changes in our wholesale (or list) pricing, and, to a lesser degree, increases in the selling prices to our key account customers. The latter being less immediate. The short-term gross profit margin benefited from these changes as the increased cost of new inventory, still on the shelf, is included in ending inventory, and will be relieved through cost of goods over the three to six month ‘turn’ period between purchase and sale of the product. This ‘turn’ period impact resulted in gross profit margins of 50.3%, 50.7%, and 50.2% in the first, second, and third quarters of 2004, respectively. The comparable percentages in 2003 were 49.5%, 49.5%, and 49.0%, respectively. Some of this short-term benefit has been eliminated during the third quarter; however, Fastenal’s ability to continue raising its prices in reaction to inbound product cost increases should allow us to retain some of the increased gross profit margin. The second factor impacting gross profit margins relates to the strength in our fastener product line in the current economy. This product line enjoys the highest gross profit margin percentage. The third impact is related to vendor incentive programs, including vendor freight allowances and rebates. The fourth impact is related to improvements in freight costs, primarily inbound. The strengthening economy and the related increase in selling activity has continued to positively impact these last two items. We expect the impact of the current economic activity to continue impacting our growth rates and the strength in our fastener business. This should allow us to maintain a portion of the improvements related to the first two factors, and should allow us to maintain most of the improvements related to vendor incentives and freight costs.

Operating and administrative expenses in the first nine months grew at a rate of 16.5%, a rate less than the net sales growth rate of 23.8% discussed above. This was primarily due to the tight management of employee numbers throughout the organization in all of 2003 and in the first nine months of 2004. As discussed in our 2003 annual report, payroll and related expenses have historically represented approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency.

As discussed in previous public statements, the Company’s long-term goal has been to continue opening approximately 10% to 15% new stores each year (calculated on the ending number of stores in the previous year). In July 2004, the Company increased the 2004 range to 13% to 18% (calculated on the same base as above) in response to the current economic strength we are experiencing. On December 31, 2003, the Company operated 1,314 stores; therefore, the July range would be approximately 170 to 240 new stores in 2004. The Company opened 189 stores in the first nine months of 2004. The Company opened 151 new stores in 2003 (or an increase over December 31, 2002 of 12.9%) and 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or CSP) in 2004. The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On September 30, 2004, 1,289 (or approximately 86%) of Fastenal’s stores were operating with the CSP layout and product selection.

The Company’s inventory grew approximately $57 million in the first nine months of 2004 (or 24.5% above the $232,884 of inventory on December 31, 2003). The growth was primarily driven by four factors. The first factor relates to the growth of the Company’s sales, and the inventory necessary to support the business. The second factor relates to the aforementioned price inflation on inbound product; this resulted in approximately $10.0 million of additional inventory. The third factor relates to the combined impact of the number of store locations opened (new stores) and the number of existing stores converted to the CSP format or the expanded CSP format (converted stores). Combined, the new stores and converted stores resulted in approximately $16.0 million of additional inventory. The final factor relates to expansion of our manufacturer direct purchasing, this resulted in approximately $5.0 million of additional inventory.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of each month. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding retaining a portion of the gross profit margin improvements, continuation of the improvements in vendor incentives and inbound freight costs, increases in selling locations, the time it typically takes a new store to achieve profitability, and the timeline for altering planned store openings. A change in the inbound inventory costs, from that currently being experienced, or the inability to increase selling prices, could cause gross profit margins to decline, a change from expected buying patterns could cause vendor incentives and inbound freight to be negatively impacted, and a change in the economy, from that currently being experienced, could cause inbound inventory costs, vendor incentives, inbound freight, and the store openings to change from that expected. A discussion of other risks and uncertainties is included in the Company’s 2003 annual and quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited)
	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$26,032	49,750
Marketable securities	7,583	21,142
Trade accounts receivable, net of allowance for doubtful accounts of $5,183 and $4,070, respectively	170,265	128,756
Inventories	289,910	232,884
Deferred income tax asset	4,154	4,154
Other current assets	22,073	17,446
Refundable income taxes	—	64

Total current assets	520,017	454,196

Marketable securities	36,219	24,725
Property and equipment, less accumulated depreciation	185,715	169,553
Other assets, less accumulated amortization	3,202	3,069

Total assets	$745,153	651,543

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$47,242	40,124
Accrued expenses	29,439	20,817
Income taxes payable	9,566	—

Total current liabilities	86,247	60,941

Deferred income tax liability	13,862	13,862

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	9,445	9,445
Retained earnings	629,247	561,878
Accumulated other comprehensive income	5,593	4,658

Total stockholders’ equity	645,044	576,740

Total liabilities and stockholders’ equity	$745,153	651,543

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
Net sales	$920,027	743,285	325,678	258,330

Cost of sales	456,281	376,707	162,118	131,823

Gross profit	463,746	366,578	163,560	126,507

Operating and administrative expenses	306,461	263,157	107,815	89,082
Loss on sale of property and equipment	564	192	52	38

Operating income	156,721	103,229	55,693	37,387

Interest income	892	870	361	314

Earnings before income taxes	157,613	104,099	56,054	37,701

Income tax expense	59,893	39,869	21,313	14,439

Net earnings	97,720	64,230	34,741	23,262

Basic and diluted net earnings per share	$1.29	0.85	0.46	0.31

Basic weighted average shares outstanding	75,877	75,877	75,877	75,877

Diluted weighted average shares outstanding	75,981	75,877	76,009	75,877

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited)
	Nine months ended September 30,
	2004	2003
Cash flows from operating activities:
Net earnings	$97,720	64,230
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	17,304	15,107
Loss on sale of property and equipment	564	192
Bad debt expense	5,022	4,449
Amortization of non-compete agreement	50	50
Changes in operating assets and liabilities:
Trade accounts receivable	(46,531)	(36,760)
Inventories	(57,026)	(2,548)
Other current assets	(4,627)	(1,384)
Accounts payable	7,118	3,848
Accrued expenses	8,622	931
Income taxes, net	9,630	8,964
Other	878	4,804

Net cash provided by operating activities	38,724	61,883

Cash flows from investing activities:
Purchase of property and equipment	(37,994)	(34,010)
Proceeds from sale of property and equipment	3,964	3,081
Net decrease in marketable securities	2,065	14,215
Increase in other assets	(183)	(165)

Net cash used in investing activities	(32,148)	(16,879)

Cash flows from financing activities:
Payment of dividends	(30,351)	(4,553)

Net cash used in financing activities	(30,351)	(4,553)

Effect of exchange rate changes on cash	57	380

Net (decrease) increase in cash and cash equivalents	(23,718)	40,831

Cash and cash equivalents at beginning of period	49,750	14,296

Cash and cash equivalents at end of period	$26,032	55,127

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$50,263	30,905